As filed with the Securities and Exchange Commission on May 18, 2005
Registration No. 333-123269

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERIGROUP Corporation
(Exact name of registrant as specified in charter)

Delaware	54-1739323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4425 Corporation Lane, Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (757) 490-6900

Stanley F. Baldwin, Esq.
4425 Corporation Lane
Virginia Beach, Virginia 23462
(757) 490-6900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

SUBJECT TO COMPLETION, DATED MAY 18, 2005
PROSPECTUS
$400,000,000
AMERIGROUP Corporation
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may offer, from time to time, common stock, preferred stock, depositary shares, debt securities, warrants, contracts to purchase shares of our common stock or stock purchase units consisting of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, preferred stock or depositary shares under the stock purchase contract.
      This prospectus provides you with a general description of the securities that we may offer. Specific terms of these securities will be provided in one or more supplements to this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
      Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “AGP.”

       Investing in our securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

       This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
      We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2005.

      This prospectus is part of a registration statement filed by AMERIGROUP Corporation with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process. Under this shelf registration process we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate offering price of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”
      The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, quarterly reports on Form 10-Q, Definitive Proxy Statements on Schedule 14A and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.amerigroupcorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
      You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized any other person to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.
      When used in this prospectus, the terms “AMERIGROUP Corporation,” “AMERIGROUP,” “the company,” “we,” “us” and “our” refer to AMERIGROUP Corporation and its consolidated subsidiaries, unless we specify or the context clearly indicates otherwise.

(i)

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference into this prospectus contain certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements regarding our expected future financial position, membership, results of operations or cash flows, our continued performance improvements, our ability to service our debt obligations and refinance our debt obligations, our ability to finance growth opportunities, our ability to respond to changes in government regulations and similar statements including, without limitation, those containing words such as “believes,” “anticipates,” “expects,” “may,” “will,” “should,” “estimates,” “intends,” “plans” and other similar expressions are forward-looking statements.
      Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

•	national, state and local economic conditions, including their effect on the rate increase process, timing of payments, as well as their effect on the availability and cost of labor, utilities and materials;

•	the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on certain of our unit costs and our ability to manage our medical costs;

•	changes in Medicaid payment levels and methodologies and the application of such methodologies by the government;

•	liabilities and other claims asserted against us;

•	our ability to attract and retain qualified personnel;

•	our ability to maintain compliance with all minimum capital requirements;

•	the availability and terms of capital to fund acquisitions and capital improvements;

•	the competitive environment in which we operate;

•	our ability to maintain and increase membership levels;

•	demographic changes; and

•	terrorism.
      Investors should also refer to the section entitled “Risk Factors” set forth in this prospectus, the accompanying prospectus supplement and the reports that we file with the SEC. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them.

(ii)

AMERIGROUP CORPORATION
      We are a multi-state managed healthcare company focused on serving people who receive healthcare benefits through publicly sponsored programs, including Medicaid, State Children’s Health Insurance Program (“SCHIP”) and FamilyCare. We believe that we are better qualified and positioned than many of our competitors to meet the unique needs of our target populations because of our focus on providing managed care to these populations, our medical management programs and our community-based education and outreach programs. Unlike many managed care organizations that attempt to serve the general commercial population, as well as Medicare and Medicaid populations, we are focused exclusively on the Medicaid, SCHIP and FamilyCare populations. We do not currently offer Medicare or commercial products. In general, as compared to commercial or Medicare populations, our target population is younger, accesses healthcare in an inefficient manner and has a greater percentage of medical expenses related to obstetrics, diabetes, circulatory and respiratory conditions. We design our programs to address the particular needs of our members, for whom we facilitate access to healthcare benefits pursuant to agreements with the applicable regulatory authority. We combine medical, social and behavioral health services to help our members obtain quality healthcare in an efficient manner. Our success in establishing and maintaining strong relationships with state governments, providers and members has enabled us to obtain new contracts and to establish a leading market position in many of the markets we serve. Providers are hospitals, physicians and ancillary medical programs that provide medical services to our members. Members are said to be “enrolled” with our health plans to receive benefits. Accordingly, our total membership is generally referred to as our enrollment. As of March 31, 2005, we provided an array of products to approximately 1,047,000 members in the District of Columbia, Illinois, Florida, Maryland, New Jersey, New York and Texas.
      We were formed in 1994. Our principal executive offices are located at 4425 Corporation Lane, Virginia Beach, Virginia 23462. Our telephone number at that location is (757) 490-6900.

RISK FACTORS
      Before you invest in our securities, you should be aware that there are various risks. You should carefully consider the risk factors set forth in this prospectus, the accompanying prospectus supplement and the reports that we file with the SEC, as well as other information we include or incorporate by reference in this prospectus, before deciding whether an investment in that security is suitable for you.
Risks related to being a regulated entity

Changes in government regulations designed to protect providers and members rather than our stockholders could force us to change how we operate and could harm our business.
      Our business is extensively regulated by the states in which we operate and by the federal government. These laws and regulations are generally intended to benefit and protect providers and health plan members rather than stockholders. Changes in existing laws and rules, the enactment of new laws and rules and changing interpretations of these laws and rules could, among other things:

•	force us to change how we do business,

•	restrict revenue and enrollment growth,

•	increase our health benefits and administrative costs,

•	impose additional capital requirements, and

•	increase or change our claims liability.

If state regulators do not approve payments of dividends, distributions or administrative fees by our subsidiaries to us, it could negatively affect our business strategy.
      We principally operate through our health plan subsidiaries. These subsidiaries are subject to regulations that limit the amount of dividends and distributions that can be paid to us without prior approval of, or notification to, state regulators. We also have administrative services agreements with our subsidiaries in which we agree to provide them with services and benefits (both tangible and intangible) in exchange for the payment of a fee. If the regulators were to deny our subsidiaries’ requests to pay dividends to us or restrict or disallow the payment of the administrative fee, the funds available to our company as a whole would be limited, which could harm our ability to implement our business strategy.

Regulations could limit our profits as a percentage of revenues.
      Our New Jersey subsidiary is subject to minimum medical expense levels as a percentage of premium revenue. Our Florida subsidiary is subject to minimum behavioral health expense levels as a percentage of behavioral health premium. In New Jersey and Florida, contractual sanctions may be imposed if these levels are not met. In addition, our Texas plans are required to pay a rebate to the state in the event profits exceed established levels. These regulatory requirements, changes in these requirements and additional requirements by our other regulators could limit our ability to increase our overall profits as a percentage of revenues, which could harm our operating results. We have been required, and may in the future be required, to make payments to the states as a result of not meeting these expense and profit levels.

Our failure to comply with government regulations could subject us to civil and criminal penalties and limitations on our profitability.
      Violation of the laws or regulations governing our operations could result in the imposition of sanctions, the cancellation of our contracts to provide services, or in the extreme case, the suspension or revocation of our licenses. For example, in two markets in which we operate we are required to spend a minimum percentage of our premium revenue on medical expenses. If we fail to comply with this requirement, we could be required to pay monetary damages. Additionally, we could be required to file a corrective plan of action with the state and we could be subject to further fines and additional corrective measures if we did not comply with the corrective plan of action. Our failure to comply could also affect future rate determinations. These regulations could limit the profits we can obtain.
      While we have not been subject to any fines or violations that were material, we cannot assure you that we will not become subject to material fines or other sanctions in the future. If we became subject to material fines or if other sanctions or other corrective actions were imposed upon us, our ability to continue to operate our business could be materially and adversely affected. From time-to-time we have been subject to sanctions as a result of violations of marketing regulations in Illinois and Florida and for failure to meet timeliness of the payment requirements in New Jersey. In 2004 and 2003, our Florida plan was fined for marketing violations.
      In July 2003, our New Jersey subsidiary received a notice of deficiency for failure to maintain provider network requirements in one New Jersey county as required by our Medicaid contract with New Jersey. We submitted to the State of New Jersey a corrective action plan and a request for a waiver of certain contractual provisions on August 10, 2003. On October 3, 2003, the State of New Jersey denied our request for a waiver, but we have been granted extensions to correct the network deficiency through August 1, 2005. Prior to the expiration of the extension, we will renew our request for a waiver or an additional extension of the time in which to correct the network deficiencies.
      On October 12, 2001, we responded to a Civil Investigative Demand (CID) of the HMO industry by the Office of the Attorney General of the State of Texas relating to processing of provider claims. We understand from the Office of the Attorney General that responses were required from the nine largest HMOs in Texas, of which, at the time, we were the ninth. The other eight are HMOs that primarily provide commercial products. The CID is being conducted in connection with allegations of unfair contracting, delegating and payment practices and violations of the Texas Deceptive Trade Practices — Consumer Protection Act and Article 21.21 of the Texas Insurance Code by HMOs. It is our understanding that we are not currently the target of any investigation by the Office of the Attorney General. We have responded to all of the requests for information. The Office of the Attorney General could request additional information or clarification that could be costly and time consuming for us to produce.
      HIPAA broadened the scope of fraud and abuse laws applicable to healthcare companies. HIPAA created civil penalties for, among other things, billing for medically unnecessary goods or services. HIPAA establishes new enforcement mechanisms to combat fraud and abuse, including a whistle-blower program. Further, HIPAA imposes civil and criminal penalties for failure to comply with the privacy and security standards set forth in the regulation. Despite a press release issued by the Department of Health and Human Services, (HHS) recommending that Congress create a private right of action under HIPAA, no such private cause of action has yet been created, and we do not know when or if such changes may be enacted.
      The federal government has enacted, and state governments are enacting, other fraud and abuse laws as well. Our failure to comply with HIPAA or these other laws could result in criminal or civil penalties and exclusion from Medicaid or other governmental healthcare programs and could lead to the revocation of our licenses. These penalties or exclusions, were they to occur, would negatively impact our ability to operate our business.

Compliance with new federal and state rules and regulations may require us to make unanticipated expenditures.
      In August 2000, HHS issued a regulation under HIPAA requiring the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. Although compliance with the new transactions regulation was required by October 16, 2003, CMS issued its guidance on the October 2003 compliance deadline for the HIPAA transactions and code set rules, stating that enforcement by CMS will be on a complaint-driven basis. Since that time, many health organizations have operated under contingency plans pending their full implementation of these regulatory requirements. In February 2003, HHS finalized a regulation to protect the security of electronically maintained or transmitted health-related information. We complied with this security regulation in accordance with the deadline of April 2005. The next milestone date for us is implementation of the National Provider Identifier (NPI) by May 2007. We expect to be fully compliant by this required compliance date.

      To the extent that state laws impose stricter privacy standards than the HIPAA privacy regulations or to the extent that a state seeks and receives an exception from HHS regarding certain state laws, such laws will not be preempted. The states’ ability to promulgate stricter rules regarding privacy make compliance with the regulatory landscape more difficult. If we enter new markets with different, more stringent privacy rules, we may incur significant additional costs in complying with these more stringent state rules, or our existing programs and systems may not enable us to comply in all respects with these rules.
      Future costs may be incurred in complying with the security and NPI regulations. We are in the process of developing our compliance plan for the NPI regulations and cannot estimate the cost of compliance at this time.
      Further, compliance with these regulations may require additional changes, beyond those implemented to comply with privacy requirements, to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified. We do not know whether, or the extent to which, we will be able to recover our costs of complying with these new regulations from the states. The new regulations and related costs to comply with the new regulations could have a material adverse effect on our business. In addition, failure to comply with the new regulations could also have a material adverse effect on our business.
      On June 14, 2002, CMS published final regulations regarding Medicaid managed care. The final regulations implemented requirements of the Balanced Budget Act of 1997 (BBA) that are intended to give states more flexibility in their administration of Medicaid managed care programs, provide certain new patient protections for Medicaid managed care enrollees, and require states’ rates to meet new actuarial soundness requirements. The effective date for compliance with the regulation was August 13, 2003, with an extension provided to states operating under an 1115 demonstration waiver with a three-year BBA extension. If states fail to comply with the new regulations they could lose their funding from the federal fund matching program. The new regulations have been reflected in amendments in our contracts or new contracts with the Medicaid agencies in our various markets, with the exception of the Maryland market, which currently operates under the 1115 demonstration waiver with the BBA extension. Compliance with these new provisions have required changes to many of the procedures we currently use to conduct our business, which may lead to additional costs that we have not yet identified.
      In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the NYSE, have imposed various requirements on public companies, including requiring changes in corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these new compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.
      The Sarbanes-Oxley Act of 2002 requires, among other things, that we maintain effective internal control over financial reporting. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over our financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will continue to require that we incur substantial accounting expense and expend significant management time and effort. Moreover, if we are not able to continue to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the NYSE, SEC or other regulatory authorities, which would require additional financial and management resources.

Changes in healthcare laws could reduce our profitability.
      Numerous proposals relating to changes in healthcare law have been introduced, some of which have been passed by Congress and the states in which we operate or may operate in the future. Changes in applicable laws and regulations are continually being considered and interpretations of existing laws and rules may also change from time-to-time. We are unable to predict what regulatory changes may occur or what effect any particular change may have on our business. Although some of the recent changes in government regulations, such as the removal of the requirements on the enrollment mix between commercial and public sector membership, have encouraged managed care participation in public sector programs, we are unable to predict whether new laws or proposals will continue to favor or hinder the growth of managed healthcare.
      An example is state and federal legislation that would enable physicians to collectively bargain with managed healthcare organizations. The legislation, as currently proposed, generally contains an exemption for public sector managed healthcare organizations. If legislation of this type were passed without this exemption, it would negatively impact our bargaining position with many of our providers and might result in an increase in our cost of providing medical benefits.
      We cannot predict the outcome of these legislative or regulatory proposals, nor the effect which they might have on us. Legislation or regulations that require us to change our current manner of operation, provide additional benefits or change our contract arrangements could seriously harm our operations and financial results.

Changes in federal funding mechanisms could reduce our profitability.
      As part of President Bush’s 2006 Budget submission to Congress, there are a number of proposals designed to crack down on inappropriate financing mechanisms employed by the states, primarily through use of intergovernmental transfers. These initiatives, together with Medicaid expansion proposals, are estimated to generate $45 billion in net reductions in Medicaid spending over a ten-year period. HHS is also interested in offering states increased flexibility of its Medicaid program for optional populations and services in exchange for more predictable cost growth within the overall Medicaid program. The President’s 2006 Budget contains little detail on this Medicaid Reform proposal, and it is expected that more discussion of the President’s Medicaid Reform proposal will occur throughout the year. It is uncertain whether any of these proposals, or a variation thereof, will be enacted sometime in the future. If the President’s proposals are ultimately adopted and states are required to reduce or change funding mechanisms, our operations and financial performance could be adversely affected.

Reductions in Medicaid funding by the states could substantially reduce our profitability.
      Most of our revenues come from state government Medicaid premiums. The base premium rate paid by each state differs, depending on a combination of various factors such as defined upper payment limits, a member’s health status, age, gender, county or region, benefit mix and member eligibility category. Future levels of Medicaid premium rates may be affected by continued government efforts to contain medical costs and may further be affected by state and federal budgetary constraints. Changes to Medicaid programs could reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or healthcare costs under such programs. States periodically consider reducing or reallocating the amount of money they spend for Medicaid. We believe that additional reductions in Medicaid payments could substantially reduce our profitability. Further, our contracts with the states are subject to cancellation by the state in the event of unavailability of state funds. In some jurisdictions, such cancellation may be immediate and in other jurisdictions a notice period is required.
      State governments generally are experiencing budgetary shortfalls. Budget problems in the states in which we operate could result in limited increases or even decreases in the premiums paid to us by the states. If any state in which we operate were to decrease premiums paid to us, or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our profitability.

If state governments do not renew our contracts with them on favorable terms, our business will suffer.
      As of December 31, 2004, we served members who received healthcare benefits through 13 contracts with the regulatory entities in the jurisdictions in which we operate. Five of these contracts, which are with the States of Florida, Maryland, New Jersey and Texas, individually accounted for 10% or more of our revenues for the year ended December 31, 2004, with the largest of these contracts representing approximately 19% of our revenues. If any of our contracts were not renewed on favorable terms or were terminated for cause or if we were to lose a contract in a re-bidding process, our business would suffer. All our contracts have been extended until at least mid-2005. Termination or non-renewal of any single contract could materially impact our revenues and operating results.
      Some of our contracts are subject to a re-bidding process. For example, we are subject to a re-bidding process in each of our three Texas markets. Our Texas markets are re-bid every six years and the re-bidding process occurred in 2004. Although the State of Texas has said it will announce contract awards in early 2005 with implementation continuing into 2006, the announcement of the awards may not occur until after the conclusion of the Texas legislative session on May 30, 2005. Until the announcement is made and the legislative review process is complete, we can give no assurance that we will be able to enter into new markets and new products or retain our current business in existing markets. If we lost a contract through the re-bidding process, or if an increased number of competitors were awarded contracts in a specific market, our operating results could be materially and adversely affected.
      Our SCHIP contract covering our three Florida markets expires on September 30, 2005, with the State of Florida having the option to extend the contract for two additional one-year terms. We can give no assurance that the contracts will not be re-bid. If we lost a contract through the re-bidding process, or if an increased number of competitors were awarded contracts in a specific market, our operating results could be materially and adversely affected.

If a state fails to renew its federal waiver application for mandated Medicaid enrollment into managed care or such application is denied, our membership in that state will likely decrease.
      States may only mandate Medicaid enrollment into managed care under federal waivers or demonstrations. Waivers and programs under demonstrations are approved for two-year periods and can be renewed on an ongoing basis if the state applies. We have no control over this renewal process. If a state does not renew its mandated program or the federal government denies the state’s application for renewal, our business would suffer as a result of a likely decrease in membership.

We rely on the accuracy of eligibility lists provided by the state government. Inaccuracies in those lists would negatively affect our results of operations.
      Premium payments to us are based upon eligibility lists produced by the state government. From time-to-time, states require us to reimburse them for premiums paid to us based on an eligibility list that a state later discovers contains individuals who are not in fact eligible for a government sponsored program or are eligible for a different premium category or a different program. Alternatively, a state could fail to pay us for members for whom we are entitled to receive payment. Our results of operations would be adversely affected as a result of such reimbursement to the state if we had made related payments to providers and were unable to recoup such payments from the providers.

If state regulatory agencies require a statutory capital level higher than the state regulations we may be required to make additional capital contributions.
      Our operations are conducted through our wholly-owned subsidiaries, which include HMOs and one MCO. HMOs and MCOs are subject to state regulations that, among other things, require the maintenance of minimum levels of statutory capital, as defined by each state. Additionally, state regulatory agencies may require, at their discretion, individual HMOs to maintain statutory capital levels higher than the state regulations. If this were to occur to one of our subsidiaries, we may be required to make additional capital contributions to the affected subsidiary. Any additional capital contribution made to one of the affected subsidiaries could have a material adverse effect on our liquidity and our ability to grow.

Risks related to our business

Receipt of inadequate or significantly delayed premiums would negatively impact our revenues, profitability and cash flow.
      Most of our revenues are generated by premiums consisting of fixed monthly payments per member. These premiums are fixed by contract, and we are obligated during the contract period to facilitate access to healthcare services as established by the state governments. We have less control over costs related to the provision of healthcare than we do over our selling, general and administrative expenses. Historically, our expenses related to health benefits as a percentage of premium revenue have fluctuated. For example, our expenses related to health benefits were 81.0% of our premium revenue in 2004, and 80.2% of our premium revenue in 2003. If premiums are not increased and expenses related to health benefits rise, our earnings could be impacted negatively. In addition, our actual health benefits costs may exceed our estimated costs. The premiums we receive under our current contracts may therefore be inadequate to cover all claims, which could cause our profits to decline.
      Maryland sets the rates that must be paid to hospitals by all payors. It is possible for the state to increase rates payable to the hospitals without granting a corresponding increase in premiums to us. If this were to occur, or if other states were to take similar actions, our profitability would be harmed.
      Premiums are contractually payable to us before or during the month for services that we are obligated to provide to our members. Our cash flow would be negatively impacted if premium payments are not made according to contract terms.

Our inability to manage medical costs effectively would reduce our profitability.
      Our profitability depends, to a significant degree, on our ability to predict and effectively manage medical costs. Changes in healthcare regulations and practices, level of use of healthcare services, hospital costs, pharmaceutical costs, major epidemics, new medical technologies and other external factors, including general economic conditions such as inflation levels, are beyond our control and could reduce our ability to predict and effectively control the costs of healthcare services. Although we have been able to manage medical costs through a variety of techniques, including various payment methods to primary care physicians and other providers, advance approval for hospital services and referral requirements, medical management and quality management programs, our information systems and reinsurance arrangements, we may not be able to continue to manage costs effectively in the future. It is possible that claims previously denied and claims previously paid to non-network providers will be appealed and subsequently reprocessed at different amounts. This would result in an adjustment to claims expense. If our costs for medical services increase, our profits could be reduced, or we may not remain profitable.

We have a significant relationship with Cook Children’s Physician Network in Fort Worth, Texas. Any material modification or discontinuation of this relationship could negatively affect our results of operations.
      We have an exclusive risk-sharing arrangement with Cook Children’s Health Care Network (CCHCN) and Cook Children’s Physician Network (CCPN), which includes Cook Children’s Medical Center (CCMC), that covers an estimated 129,000 AMERICAID members in Fort Worth, Texas. Of these members, approximately 110,000, or 85%, are children under the age of 15 who may utilize services of either CCPN or CCMC. Of this subset, approximately 23,000 are signed up with primary care physicians who are either employees of CCPN or exclusively contracted with CCPN. On February 25, 2005, we received notice from CCHCN and CCPN that the risk-sharing agreement would not be extended beyond its termination date of August 31, 2005.
      It is our intent to enter into a new contract with CCPN, CCMC and the CCPN physicians individually. However, there is no assurance that our contracting effort will be successful or that the terms of any new contract will be as favorable as the current risk-sharing arrangement. Therefore, our results from operations could be harmed as a result of the expiration of the risk-sharing arrangement and the impact could be material. Additionally, we could lose members if CCPN chooses to associate with another HMO or if CCHCN obtains its own contract with the State of Texas to provide healthcare services to Medicaid recipients.

Our limited ability to predict our incurred medical expenses accurately could negatively impact our reported results.
      Our medical expenses include estimates of medical expenses IBNR. We estimate our IBNR medical expenses based on a number of factors, including authorization data, prior claims experience, maturity of markets, complexity and mix of products and stability of provider networks. Adjustments, if necessary, are made to medical expenses in the period during which the actual claim costs are ultimately determined or when criteria used to estimate IBNR change. We utilize the services of independent actuaries who are contracted on a regular basis to calculate and review the adequacy of our medical liabilities, in addition to using our internal resources. We cannot be sure that our IBNR estimates are adequate or that adjustments to such IBNR estimates will not harm our results of operations. Further, our inability to accurately estimate IBNR may also affect our ability to take timely corrective actions, further exacerbating the extent of the harm on our results.
      We maintain reinsurance to protect us against severe or catastrophic medical claims, but we can provide no assurance that such reinsurance coverage will be adequate or available to us in the future or that the cost of such reinsurance will not limit our ability to obtain it.

Difficulties in executing our acquisition strategy or integrating acquired business could adversely affect our business.
      Historically, acquisitions including the acquisition of Medicaid contract rights and related assets of other health plans, both in our existing service areas and in new markets, have been a significant factor in our growth. Although we cannot predict our rate of growth as the result of acquisitions with complete accuracy, we believe that acquisitions similar in nature to those we have historically executed will be important to our growth strategy. Many of the other potential purchasers of these assets have greater financial resources than we have. In addition, many of the sellers are interested in either (1) selling, along with their Medicaid assets, other assets in which we do not have an interest; or (2) selling their companies, including their liabilities, as opposed to just the assets of the ongoing business. Therefore, we cannot be sure that we will be able to complete acquisitions on terms favorable to us or that we can obtain the necessary financing for these acquisitions.
      We are currently evaluating potential acquisitions that would increase our membership, as well as acquisitions of complementary healthcare service businesses. These potential acquisitions are at various stages of consideration and discussion and we may enter into letters of intent or other agreements relating to these proposals at any time. However, we cannot predict when or whether we will actually acquire these businesses.
      We are generally required to obtain regulatory approval from one or more state agencies when making acquisitions. In the case of an acquisition of a business located in a state in which we do not currently operate, we would be required to obtain the necessary licenses to operate in that state. In addition, although we may already operate in a state in which we acquire a new business, we will be required to obtain additional regulatory approval if, as a result of the acquisition, we will operate in an area of the state in which we did not operate previously. There can be no assurance that we would be able to comply with these regulatory requirements for an acquisition in a timely manner, or at all.
      Our existing credit facility imposes certain restrictions on acquisitions. We may not be able to meet these restrictions.
      In addition to the difficulties we may face in identifying and consummating acquisitions, we will also be required to integrate our acquisitions with our existing operations. This may include the integration of:

•	additional employees who are not familiar with our operations;

•	existing provider networks, which may operate on different terms than our existing networks;

•	existing members, who may decide to switch to another healthcare provider; and

•	disparate information and record keeping systems.
      We may be unable to successfully identify, consummate and integrate future acquisitions, including integrating the acquired businesses on to our technology platform, or to implement our operations strategy in order to operate acquired businesses profitably. We also may be unable to obtain sufficient additional capital resources for future acquisitions. There can be no assurance that incurring expenses to acquire a business will result in the acquisition being consummated. These expenses could impact our selling, general and administrative expense ratio. If we are unable to effectively execute our acquisition strategy or integrate acquired businesses, our future growth will suffer and our results of operations could be harmed.

Failure of a new business would negatively impact our results of operations.
      Start-up costs associated with a new business can be substantial. For example, in order to obtain a certificate of authority in most jurisdictions, we must first establish a provider network, have systems in place and demonstrate our ability to be able to obtain a state contract and process claims. If we were unsuccessful in obtaining the necessary license, winning the bid to provide service or attracting members in numbers sufficient to cover our costs, the new business would fail. We also could be obligated by the state to continue to provide services for some period of time without sufficient revenue to cover our ongoing costs or recover start-up costs. The costs associated with starting up the business could have a significant impact on our results of operations.

Ineffective management of rapid growth or our inability to grow could negatively affect our financial condition, results of operations and business.
      We have experienced rapid growth. In 1996, we had $22.9 million of premium revenue. In 2004, we had $1,813.4 million in premium revenue. This increase represents a compound annual growth rate of 72.7%.
      Depending on acquisition and other opportunities, we expect to continue to grow rapidly. Continued growth could place a significant strain on our management and on other resources. We anticipate that continued growth, if any, will require us to continue to recruit, hire, train and retain a substantial number of new and highly skilled medical, administrative, information technology, finance and other support personnel. Our ability to compete effectively depends upon our ability to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage our work force. If we continue to experience rapid growth, our personnel, systems, procedures and controls may be inadequate to support our operations, and our management may fail to anticipate adequately all demands that growth will place on our resources. In addition, due to the initial costs incurred upon the acquisition of new businesses, rapid growth could adversely affect our short-term profitability. Our inability to manage growth effectively or our inability to grow could have a negative impact on our financial condition, results of operations and business.

We are subject to competition that impacts our ability to increase our penetration of the markets that we serve.
      We compete for members principally on the basis of size and quality of provider network, benefits provided and quality of service. We compete with numerous types of competitors, including other health plans and traditional state Medicaid programs that reimburse providers as care is provided. Some of the health plans with which we compete have substantially larger enrollments, greater financial and other resources and offer a broader scope of products than we do.
      While many states mandate health plan enrollment for Medicaid eligible participants, the programs are voluntary in other states, such as Illinois. Subject to limited exceptions by federally approved state applications, the federal government requires that there be choice for Medicaid recipients among managed care programs. Voluntary programs and mandated competition will impact our ability to increase our market share.

      In addition, in most states in which we operate we are not allowed to market directly to potential members, and therefore, we rely on creating name brand recognition through our community-based programs. Where we have only recently entered a market or compete with health plans much larger than we are, we may be at a competitive disadvantage unless and until our community-based programs and other promotional activities create brand awareness.

Restrictions and covenants in our credit facility could limit our ability to take actions.
      On October 22, 2003, we entered into a new $95.0 million Credit Agreement with a syndicate of banks. On May 10, 2005, we entered into an amendment (the “Amendment”) to our existing Credit Agreement, which, among other things, provides for an increase in the commitments under our Credit Agreement to $150.0 million and a five-year extension of the term from the date of the Amendment. The Credit Agreement, as amended (the “Amended Credit Agreement”), contains a provision which allows us to obtain, subject to certain conditions, an increase in revolving commitments of up to an additional $50.0 million. Our Amended Credit Agreement is secured by our assets and by the common stock of our direct, wholly-owned subsidiaries. Pursuant to the Amended Credit Agreement, we must meet certain financial covenants at the parent company and consolidated level. As of March 31, 2005, we were in compliance with such covenants. These financial covenants include meeting certain financial ratios, a limit on annual capital expenditures, and a minimum net worth requirement. As of March 31, 2005, the Amended Credit Agreement was undrawn.
      Events beyond our control, such as prevailing economic conditions and changes in the competitive environment, could impair our operating performance, which could affect our ability to comply with the terms of the Amended Credit Agreement. Breaching any of the covenants or restrictions could result in the unavailability of the Amended Credit Agreement or a default under the Amended Credit Agreement. We can provide no assurance that our assets or cash flows will be sufficient to fully repay outstanding borrowings under the Amended Credit Agreement or that we would be able to restructure such indebtedness on terms favorable to us. If we were unable to repay, refinance or restructure our indebtedness under the Amended Credit Agreement, the lenders could proceed against the collateral securing the indebtedness.

Our inability to maintain satisfactory relationships with providers would harm our profitability.
      Our profitability depends, in large part, upon our ability to contract favorably with hospitals, physicians and other healthcare providers. Our provider arrangements with our primary care physicians and specialists usually are for one to two-year periods and automatically renew for successive one-year terms, subject to termination by us for cause based on provider conduct or other appropriate reasons. The contracts generally may be canceled by either party upon 90 to 120 days prior written notice. Our contracts with hospitals are usually for one to two-year periods and automatically renew for successive one-year periods, subject to termination for cause due to provider misconduct or other appropriate reasons. Generally, our hospital contracts may be canceled by either party without cause on 90 to 150 days prior written notice. There can be no assurance that we will be able to continue to renew such contracts or enter into new contracts enabling us to service our members profitably. We will be required to establish acceptable provider networks prior to entering new markets. Although we have established long-term relationships with many of our providers, we may be unable to enter into agreements with providers in new markets on a timely basis or under favorable terms. If we are unable to retain our current provider contracts or enter into new provider contracts timely or on favorable terms, our profitability will be harmed.
      On occasion, our members obtain care from providers that are not in our network and with which we do not have contracts. To the extent that we know of such instances, we attempt to redirect their care to a network provider. We have generally reimbursed non-network providers at the rates paid to comparable network providers or at the applicable rate that the provider could have received under the traditional fee-for-service Medicaid program or at a discount therefrom. In some instances, we pay non-network providers pursuant to the terms of our contracts with the state. However, some non-network providers have requested that we pay them at their highest billing rate, or “full-billed charges.” Full-billed charges are significantly more than the amount the non-network providers could otherwise receive under the traditional fee-for-service Medicaid program.

      To the extent that non-network providers are successful in obtaining payment at rates in excess of the rates that we have historically paid to non-network providers, our profitability could be materially adversely affected.

We may be subject to litigation in the ordinary course of our business, including litigation based on new or evolving legal theories, that could adversely affect our financial condition and results of operations.
      Due to the nature of our business, we may be subject to a variety of legal actions relating to our business operations including claims relating to, among other claims:

•	denial of non-covered benefits;

•	vicarious liability for our actions or medical malpractice claims;

•	disputes with our providers over compensation and termination of provider contracts; and

•	disputes over payments to out-of-network providers.

      In addition, our providers and employees involved in medical care decisions may be exposed to the risk of medical malpractice claims. Some of the states in which we operate either permit or are considering legislation that permits managed care organizations to be held liable for negligent treatment decisions by their providers or benefits coverage determinations. Claims of this nature, if successful, could result in substantial damage awards against us and our providers that could exceed the limits of any applicable insurance coverage. Therefore, successful malpractice or tort claims asserted against us, our providers or our employees could adversely affect our financial condition and profitability.
      Moreover, plaintiffs continue to bring new types of legal claims against managed care companies. Recent court decisions and legislative activity increase our exposure to these types of claims. In some cases, plaintiffs may seek class action status and substantial economic, non-economic or punitive damages. The loss of even one of these claims, if it resulted in a significant damage award, could have an adverse effect on our financial condition or results of operations. In the event a plaintiff were to obtain a significant damage award it may make reasonable settlements of claims more difficult to obtain. We can not determine with any certainty what new theories of recovery may evolve or what their impact may be on the managed care industry in general or on us in particular.
      In addition, we may be subject to other litigation that may adversely affect our business, financial condition and results of operations. We maintain errors and omissions, professional liability insurance and such other lines of coverage as we believe are reasonable in light of our experience to date. Potential liabilities that we may incur may not, however, be covered by insurance, our insurers may dispute coverage or may be unable to meet their obligations or the amount of our insurance coverage may be inadequate. We cannot assure you that we will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost effective basis, if at all. Furthermore, even if any claims brought against us were unsuccessful or without merit, we would still have to defend ourselves against such claims. Any such defenses may be time-consuming and costly, and may distract our management’s attention. As a result, we may incur significant expenses and may be unable to effectively operate our business.
      In 2002, Cleveland A. Tyson, a former employee of AMERIGROUP Illinois, Inc., filed a federal Qui Tam or whistleblower action against our Illinois subsidiary in the U.S. District Court for the Northern District of Illinois, Eastern Division. The complaint alleges that AMERIGROUP Illinois, Inc. submitted false claims under the Medicaid program. The United States has not sought to intervene in the case. Mr. Tyson’s amended complaint was unsealed and served on AMERIGROUP Illinois, Inc. in June 2003. Therein, Mr. Tyson alleges that AMERIGROUP Illinois, Inc. maintained a scheme to discourage or avoid the enrollment into the health plan of pregnant women and other Medicaid recipients with special needs. In his suit, Mr. Tyson seeks an unspecified amount of damages and statutory penalties of no less than $5,000 and no more than $11,000 per violation. Mr. Tyson’s complaint does not specify the number of alleged violations. The court denied AMERIGROUP Illinois, Inc.’s motion to dismiss on September 26, 2004. AMERIGROUP Illinois, Inc. filed a motion for summary judgment in December 2004 and it is pending before the court. On February 15, 2005, we received the motion filed by the State of Illinois on February 10, 2005, seeking court approval to intervene. On March 2, 2005, the court granted the State’s motion to intervene. On March 3, 2005, AMERIGROUP Illinois, Inc. filed a motion to dismiss for lack of subject matter jurisdiction, based upon a recent opinion of the United States Court of Appeals for the District of Columbia Circuit. That motion is pending disposition by the court. On March 3, 2005, the Office of the Attorney General of the State of Illinois issued a subpoena to us as part of an investigation pursuant to the Illinois Whistleblower Reward and Protection Act to determine whether a violation of the Act has occurred. We have filed a motion objecting to the subpoena on the grounds, among other things, that the subpoena is duplicative of one previously served on us in the federal court Tyson litigation with which we are complying. On May 6, 2005, the State of Illinois and Mr. Tyson filed a motion to amend their complaint to add AMERIGROUP Corporation as a defendant. We have filed a response opposing their motion to amend. We cannot predict the outcome of any lawsuit with certainty, and we are incurring expenses in the defense of this matter. Therefore, this legal action could have a material adverse effect on our financial condition and results of operations.

Negative publicity regarding the managed care industry may harm our business and operating results.
      In the past, the managed care industry has received negative publicity. This publicity has led to increased legislation, regulation, review of industry practices and private litigation in the commercial sector. These factors may adversely affect our ability to market our services, require us to change our services and increase the regulatory burdens under which we operate, further increasing the costs of doing business and adversely affecting our operating results.

Changes in the number of Medicaid eligibles, or benefits provided to Medicaid eligibles or a change in mix of Medicaid eligibles could cause our operating results to suffer.
      Historically, the number of persons eligible to receive Medicaid benefits has increased more rapidly during periods of rising unemployment, corresponding to less favorable general economic conditions. However, during such economic downturns, state budgets could decrease, causing states to attempt to cut healthcare programs, benefits and rates. If this were to happen while our membership was increasing, our results of operations could suffer. Conversely, the number of persons eligible to receive Medicaid benefits may grow more slowly or even decline if economic conditions improve, thereby causing our operating results to suffer. In either case, in the event that the company experiences a change in product mix to less profitable product lines, our profitability could be negatively impacted.

Changes in SCHIP rules restricting eligibility could cause our operating results to suffer.
      The states in which we operate have experienced budget deficits. In Florida and Texas, the rules governing SCHIP have either recently changed, or may change in the near future, to restrict or limit eligibility for benefits through the imposition of waiting periods, enrollment caps and/or new or increased co-payments. These changes in SCHIP eligibility could cause us to experience a net loss in SCHIP membership. If the states in which we operate continue to restrict or limit SCHIP eligibility, our operating results could suffer.

Our inability to integrate, manage and grow our information systems effectively could disrupt our operations.
      Our operations are significantly dependent on effective information systems. The information gathered and processed by our information systems assists us in, among other things, monitoring utilization and other cost factors, processing provider claims and providing data to our regulators. Our providers also depend upon our information systems for membership verifications, claims status and other information.
      In November 2003, we signed a software licensing agreement with The Trizetto Group, Inc. for their Facets Extended Enterprisetm administrative system (Facets). During 2004, we invested in the implementation and testing of Facets with a staggered conversion to Facets by health plan beginning in 2005 and continuing through 2007. We estimate that our current claims payment system, without Facets, could be at full capacity within the next 16 months. We currently expect that Facets will meet our software needs for an estimated 10 years and will support our long-term growth strategies. However, if we cannot execute a successful system conversion, our operations could be disrupted, which would have a negative impact on our profitability and our ability to grow could be harmed.
      Our information systems and applications require continual maintenance, upgrading and enhancement to meet our operational needs. Moreover, our acquisition activity requires frequent transitions to or from, and the integration of, various information systems. We are continually upgrading and expanding our information systems capabilities. If we experience difficulties with the transition to or from information systems or are unable to properly maintain or expand our information systems, we could suffer, among other things, from operational disruptions, loss of existing members and difficulty in attracting new members, regulatory problems and increases in administrative expenses. For example, we acquired a New York health plan as of January 1, 2005, that uses information systems that are different from those used by the rest of our business. We expect to continue using this system exclusively for our New York plan for a number of months until such time as the New York subsidiary can be successfully integrated onto our systems. Operating that system as a separate information system can be expected to increase our costs in the short term, and there is no assurance that we can effect a seamless transition of the New York plan to a new system. Both the increased operational costs of this system and any difficulties in conversion to a new system could have a negative impact on our profitability.

Acts of terrorism could cause our business to suffer.
      Our profitability depends, to a significant degree, on our ability to predict and effectively manage medical costs. If acts of terrorism were to occur in markets in which we operate, our business could suffer. The results of terrorist acts could lead to higher than expected medical costs, network and information technology disruptions, and other related factors beyond our control, which would cause our business to suffer.

USE OF PROCEEDS
      Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the sale of any offering of securities offered for working capital, capital expenditures, repayment of outstanding debt, and general corporate purposes. We may apply proceeds to fund working capital to, among other things:

•	increase market penetration in our current service areas;

•	pursue opportunities for the development of new markets; and

•	expand services and products available to our members.
      We also may use proceeds to acquire businesses and assets that are complimentary to our business. In particular, we may use proceeds to acquire Medicaid businesses and contract rights in order to increase our membership and to expand our business into new service areas.
      When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
      The ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations plus fixed charges. Fixed charges represent interest expense, that portion of rental expense that we believe to be representative of interest, and amortization of debt issuance costs.

	Three Months
	Ended
	March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001		2000

Ratio of Earnings to Fixed Charges	29.6	32.4	36.1	24.8	31.7	35.8		28.4
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	29.6	32.4	36.1	24.8	31.7	5.1	*	3.3	*

*	The ratio of earnings to fixed charges and preferred stock dividends includes accrued preferred stock dividends for the years ended December 31, 2001 and 2000.

THE SECURITIES WE MAY OFFER
      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
      We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	warrants to purchase any of the securities listed above; and

•	stock purchase contracts and stock purchase units.

      In this prospectus, we refer to common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and stock purchase units collectively as “securities.” The total dollar amount of all securities that we may sell will not exceed $400,000,000.

DESCRIPTION OF CAPITAL STOCK
      The authorized capital stock of AMERIGROUP Corporation consists of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes information about our capital stock. You can obtain more comprehensive information about our capital stock by consulting our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, as well as the Delaware General Corporation Law.
Common Stock
      As of May 2, 2005, there were 51,160,228 shares of common stock outstanding, which were held of record by approximately 37 stockholders. Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.
      The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and all shares of common stock offered and sold pursuant to this prospectus and any prospectus supplement, upon delivery, will be fully paid and nonassessable.
Preferred Stock
      Our board of directors has the authority, without further action by our stockholders, to issue shares of our preferred stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation:

•	the number of shares to constitute such series and the designations thereof;

•	the voting power, if any, of holders of shares of such series and, if voting power is limited, the circumstances under which such holders may be entitled to vote;

•	the rate of dividends, if any, and the extent of further participation in dividend distributions, if any, whether dividends shall be cumulative or non-cumulative, and whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	whether or not such series shall be redeemable, and, if so, the terms and conditions upon which shares of such series shall be redeemable;

•	the extent, if any, to which such series shall have the benefit of any sinking fund provision for the redemption or purchase of shares;

•	the rights, if any, of such series, in the event of our dissolution, liquidation, winding up of our affairs or upon any distribution of our assets; and

•	whether or not the shares of such series shall be convertible (including any mandatory conversion provisions), and, if so, the terms and conditions upon which shares of such series shall be convertible.
      You should refer to the prospectus supplement relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate, whether the dividends are payable in cash, securities, other property or a combination of the foregoing;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock (including any mandatory conversion provisions), or other securities, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on our ability to take certain actions without the consent of a specified number of holders of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.
      Upon issuance, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock will not have any preemptive rights.
Preferred Stock Dividend Rights
      Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, dividends in additional shares of preferred stock (whether or not of the same class), shares of common stock, or cash dividends, or a combination of the foregoing, at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by our board of directors. Dividends on preferred stock may be cumulative or non-cumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.
      Unless otherwise set forth in the related prospectus supplement, no full dividends will be declared or paid on any preferred stock unless full dividends for the dividend period commencing after the immediately preceding dividend payment date and any cumulative dividends still owing have been or contemporaneously are declared and paid on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as that series of preferred stock will bear the same ratio to each other that accrued dividends per share on that series of preferred stock and the other series of preferred stock bear to each other. In addition, generally, unless full dividends including any cumulative dividends still owing on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on the common stock and generally we may not redeem or purchase any common stock. No interest will be paid in connection with any dividend payment or payments which may be in arrears.
      Unless otherwise set forth in the related prospectus supplement, the dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.
Preferred Stock Rights Upon Liquidation
      If we liquidate, dissolve or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to the series of preferred stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of the preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock having the same rank are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.
Preferred Stock Redemption
      Any series of preferred stock may be redeemable in whole or in part at our option, as set forth in the related prospectus supplement. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the related prospectus supplement.
      If a series of preferred stock is subject to redemption, the related prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or other securities of us or of third parties, as specified in the related prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the related prospectus supplement.
      If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares other than the right to receive the redemption price will cease.
Preferred Stock Conversion Rights
      The prospectus supplement will state any conversion rights, including any mandatory conversion rights, under which shares of preferred stock are convertible into shares of common stock or another series of preferred stock or other securities or property.

Preferred Stock Voting Rights
      The prospectus supplement will set forth any voting rights of that series of preferred stock. Unless otherwise indicated in the prospectus supplement, if we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock. Unless otherwise indicated in a prospectus supplement, holders of our preferred stock do not vote on matters submitted for a vote of our common stockholders.
Permanent Global Preferred Securities
      A series of preferred stock may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary or its nominee identified in the related prospectus supplement. For most series of preferred stock, the depositary will be DTC. A global security may not be transferred except as a whole to the depositary, a nominee of the depositary or their successors unless it is exchanged in whole or in part for preferred stock in individually certificated form. Any additional terms of the depositary arrangement with respect to any series of preferred stock and the rights of and limitations on owners of beneficial interests in a global security representing a series of preferred stock may be described in the related prospectus supplement.
Anti-Takeover Effects of Certain Provisions of AMERIGROUP’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and Delaware Law
      Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board of Directors
      Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors are elected each year. These provisions, when coupled with the provision of our Amended and Restated Certificate of Incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

Cumulative Voting
      Our Amended and Restated Certificate of Incorporation expressly denies stockholders the right to cumulative voting in the election of directors.

Stockholder Action; Special Meeting of Stockholders
      Our Amended and Restated Certificate of Incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of our board of directors, our president or a majority of our directors.

Advance Notice Requirements for Stockholder Proposals and Directors Nominations
      Our Amended and Restated By-Laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our Amended and Restated By-Laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares
      Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of AMERIGROUP by means of a proxy contest, tender offer, merger or otherwise.

Amendments; Supermajority Vote Requirements
      The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our Amended and Restated Certificate of Incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.
Listing
      Our common stock is listed on the NYSE under the symbol “AGP.”

DESCRIPTION OF DEPOSITARY SHARES
      The following summarizes briefly the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in an applicable prospectus supplement. A copy of the form of deposit agreement, including the form of depositary receipt, is filed as an exhibit to the registration statement of which this prospectus is a part.
General
      We may, at our option, elect to offer fractional shares of preferred stock, rather than shares of full preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock as described below.
      The shares of each series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, including dividend, voting, redemption, conversion and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.
      Pending the preparation of definitive depositary receipts, the depositary may, upon our written order or the written order of any holder of deposited preferred stock, execute and deliver temporary depositary receipts that are substantially identical to, and that entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.
Dividends and Other Distributions
      The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock, in proportion to the numbers of the depositary shares owned by such holders.
      In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
Redemption of Shares
      If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of preferred stock held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Shares
      Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of preferred stock on the basis described in an applicable prospectus supplement for such series of preferred stock, but holders of whole shares of preferred stock will not thereafter be entitled to deposit the preferred stock under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.
Voting Deposited Preferred Stock
      Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares.
      The depositary will attempt, insofar as practicable, to vote the amount of such series of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred stock.
Amendment and Termination of the Deposit Agreement
      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing preferred stock of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of preferred stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the preferred stock of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into other shares of preferred stock or common stock or has been exchanged for debt securities; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of AMERIGROUP.
Charges of Depositary
      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.
Miscellaneous
      The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited preferred stock.
      Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and their obligations under the deposit agreement will be limited to performance in good faith of our and their duties under the deposit agreement and neither we nor they will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES
Senior Debt Indenture and Subordinated Debt Indenture
      We may issue our debt securities, consisting of notes, debentures or other indebtedness, from time to time in one or more series. We will issue any senior debt securities pursuant to a senior debt indenture entered into between AMERIGROUP and The Bank of New York, as trustee. We will issue any subordinated debt securities pursuant to a subordinated debt indenture entered into between AMERIGROUP and The Bank of New York, as trustee.
      The senior debt indenture and the subordinated debt indenture are substantially identical, except that the subordinated debt indenture, unlike the senior debt indenture, provides for debt securities which are specifically made junior in right of payment to other specified indebtedness of AMERIGROUP. Neither the senior debt indenture nor the subordinated debt indenture limit the aggregate principal amount of indebtedness that we may issue from time to time.
      Forms of the senior debt indenture and the subordinated debt indenture are included as exhibits to the registration statement of which this prospectus forms a part. The following description provides a general summary of the material terms and conditions of each of these indentures and the debt securities issued pursuant to these indentures.
      The following discussion is only a summary. The indentures may contain language which expands upon or limits the statements made in this prospectus. Accordingly, we strongly encourage you to refer to the indentures for a complete understanding of the terms and conditions applicable to the indentures and the debt securities. For purposes of this “Description of Debt Securities” section of this prospectus, references to the terms “AMERIGROUP Corporation,” “AMERIGROUP,” “the company,” “we,” “us” and “our” refer to AMERIGROUP Corporation only unless we specify or the content clearly indicates otherwise.
Senior and Subordinated Debt Securities
      The debt securities will be our unsecured senior or subordinated obligations. The term “senior” is generally used to describe debt obligations which entitle the holder to receive payment of principal and interest upon the happening of certain events prior to the holders of “subordinated” debt. Events which can trigger the right of holders of senior indebtedness to receive payment of principal and interest prior to payments to the holders of subordinated indebtedness include insolvency, bankruptcy, liquidation, dissolution, receivership, reorganization or an event of default under the senior debt indenture.
      We may issue the senior debt securities, pursuant to the senior debt indenture, in one or more series. All series of senior debt securities issued under the senior debt indenture will be equal in ranking. The senior debt securities also will rank equally with all our other unsecured indebtedness, other than unsecured indebtedness expressly designated by the holders thereof to be subordinate to our senior debt securities.
      The senior indebtedness issued pursuant to the senior debt indenture will rank junior and be subordinate to any of our secured indebtedness. In the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to the secured indebtedness, the holders of our secured indebtedness would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under the senior debt indenture.
      Additionally, the senior indebtedness issued pursuant to the senior debt indenture will rank junior and be subordinate to any indebtedness of our subsidiaries. In the event of a bankruptcy, receivership, state-ordered rehabilitation, liquidation or similar event involving a subsidiary, the assets of that subsidiary would be used to satisfy claims of policyholders and creditors of the subsidiary rather than our creditors. As a result of the application of the subsidiary’s assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiary would be diminished and perhaps rendered worthless. Any such diminution in the value of the shares of our subsidiaries would adversely impact our financial condition and possibly impair our ability to meet our obligations on the debt securities. In addition, any liquidation of the assets of one of our subsidiaries to satisfy claims of the subsidiary’s policyholders and creditors might make it impossible for such subsidiary to pay dividends to us. This inability to pay dividends would further impair our ability to satisfy our obligations under the debt securities.
      The debt securities issued under the subordinated debt indenture will be subordinate in right of payment in respect of principal, any premium and interest owing under the subordinated debt securities to all our senior indebtedness in the manner described below under the caption “Subordination Under the Subordinated Debt Indenture.”
Terms and Conditions of the Series of Debt Securities
      We will provide a prospectus supplement to accompany this prospectus for each series of debt securities we offer. In the prospectus supplement, we will describe the terms and conditions of the series of debt securities which we are offering, which will include some or all of the following:

•	whether the securities are senior or subordinated, the specific designation of the series of debt securities being offered, the aggregate principal amount of debt securities of such series, the purchase price for the debt securities and the denominations of the debt securities;

•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	the date or dates upon which the debt securities are payable;

•	the interest rate or rates applicable to the debt securities or the method for determining such rate or rates, whether the rate or rates are fixed or variable and the dates on which interest will be payable;

•	the place or places where the principal of, any premium and any interest on the debt securities will be payable;

•	any mandatory or optional redemption, repayment or sinking fund provisions applicable to the debt securities. A redemption or repayment provision could either obligate or permit us to buy back the debt securities on terms that we designate in the prospectus supplement. A sinking fund provision could either obligate or permit us to set aside a certain amount of assets for payments upon the debt securities, including payment upon maturity of the debt securities or payment upon redemption of the debt securities;

•	whether the debt securities will be issued in registered form, in bearer form or in both registered and bearer form. In general, ownership of registered debt securities is evidenced by the records of the issuing entity. Accordingly, a holder of registered debt securities may transfer the securities only on the records of the issuer. By contrast, ownership of bearer debt securities generally is evidenced by physical possession of the securities. Accordingly, the holder of a bearer debt security can transfer ownership merely by transferring possession of the security;

•	any restrictions or special procedures applicable to (1) the place of payment of the principal, any premium and any interest on bearer debt securities, (2) the exchange of bearer debt securities for registered debt securities or (3) the sale and delivery of bearer debt securities. A holder of debt securities will not be able to exchange registered debt securities into bearer debt securities except in limited circumstances;

•	whether we are issuing the debt securities in whole or in part in global form. If debt securities are issued in global form, the prospectus supplement will disclose the identity of the depositary for such debt securities and any terms and conditions applicable to the exchange of debt securities in whole or in part for other definitive securities. Debt securities in global form are discussed in greater detail below under the heading “Global Debt Securities;”

•	any United States federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

•	any proposed listing of the debt securities on a securities exchange;

•	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the indentures, by depositing money or United States government obligations with the trustee of the indentures;

•	the names of any trustee, depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

•	any right we may have to defer payments of interest on the debt securities;

•	any additions or changes in the covenants and definitions in the relevant indenture, including any restrictions on our ability to incur debt, redeem our stock, grant liens or merge or sell our assets; and

•	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.
      Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.
      Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special United States federal income tax considerations applicable to these discounted debt securities.
      We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.
Global Debt Securities
      We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.
      We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.
      The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or

•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

      These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.
      We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement relating to that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security:
      Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.
      Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.
      As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;

•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	be considered the owners or holders of the debt securities under the applicable indenture.
      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.
      We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.
      We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of AMERIGROUP, the trustee or any other agent of AMERIGROUP or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
      We expect that the depositary for any registered global security, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

      We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.
      We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.
      We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.
      We also may issue bearer debt securities of a series in global form. We will deposit these global bearer securities with a common depositary or with a nominee for the depositary identified in the prospectus supplement relating to the series. We will describe the specific terms and procedures of the depositary arrangement for the bearer debt securities in the prospectus supplement relating to the series. We also will describe in the applicable prospectus supplement any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security.
Restrictive Covenants
      We will describe any restrictive covenants, including restrictions on any subsidiary, for any series of debt securities in a prospectus supplement.
Consolidation, Merger and Sale of Assets
      Unless we inform you otherwise in a prospectus supplement, we will not (1) consolidate with or merge into a third party, or (2) sell, assign, convey, transfer or lease all or substantially all of our properties and assets to any third party, other than a direct or indirect wholly owned subsidiary, unless:

•	we are the continuing entity in the transaction or, if not, unless the successor entity expressly assumes our obligations on the securities and under the relevant indenture;

•	immediately following the completion of the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing; and

•	we have delivered to the applicable trustee any certificate and opinion required under the relevant indenture.

Events Of Default
      Unless we provide other or substitute Events of Default in a prospectus supplement, the following events will constitute an event of default under the applicable indenture with respect to a series of debt securities:

•	a default in payment of principal or any premium, if any, when due; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default for 30 days in payment of any interest; provided, however, that if we are permitted by the terms of the debt securities to defer the payment in question, the date on which such payment is due and payable shall be the date on which we must make payment following such deferral, if the deferral has been made pursuant to the terms of the securities of that series;

•	a default in payment of any sinking fund installment when due;

•	a failure to observe or perform any other covenant or agreement in the debt securities or indenture, other than a covenant or agreement included solely for the benefit of a different series of debt securities, after 90 days written notice of the failure;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default that we may provide for that series.
      If an event of default described in the first, second, third, fourth or sixth bullet above occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of each affected series of debt securities issued under the relevant indenture, treated as one class, may declare the principal and accrued interest of all the affected debt securities to be due and payable immediately. In order to declare the principal amount of the debt securities due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the debt securities.
      If an event of default described in the fifth bullet point above occurs, then the principal amount of the debt securities shall be immediately due and payable without any declaration or any other action on the part of the trustee or any holder.
      An event of default will be deemed waived at any time after a declaration of acceleration but before a judgment for payment of the money due has been obtained if:

•	we have paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration of acceleration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, and all amounts due to the trustee, and

•	all events of default, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.
      Upon conditions specified in the indentures, however, the holders of a majority in principal amount of the affected outstanding series of debt securities, or of all the debt securities as the case may be, may waive past defaults under the indentures. Such a waiver may not occur where there is a continuing default in payment of principal, any premium or interest on the affected debt securities.
      Each of the senior and subordinated debt indentures entitle the trustee to obtain assurances of indemnity or security reasonably satisfactory to it by the debt security holders for any actions taken by the trustee at the request of the security holders. An indemnity or indemnification is an undertaking by one party to reimburse another upon the occurrence of an anticipated loss.
      Subject to the right of the trustee to indemnification as described above and except as otherwise described in the indentures, the indentures provide that the holders of a majority of the aggregate principal amount of the affected outstanding debt securities of each series, treated as one class, may direct the time, method and place of any proceeding to exercise any right or power conferred in the indentures or for any remedy available to the trustee.
      The senior and subordinated debt indentures provide that no holders of debt securities may institute any action against us, except for actions for payment of overdue principal, any premium or interest, unless:

•	such holder previously gave written notice of the continuing default to the trustee;

•	the holders of at least 25% in principal amount of the outstanding debt securities of each affected series, treated as one class, asked the trustee to institute the action and offered indemnity to the trustee for doing so;

•	the trustee did not institute the action within 60 days of the request; and

•	the holders of a majority in principal amount of the outstanding debt securities of each affected series, treated as one class, did not direct the trustee to refrain from instituting the action.

      Each of the indentures provide that, we will file annually with the trustee a certificate either stating that no default exists or specifying any default that does exist.
Discharge, Defeasance and Covenant Defeasance
      If indicated in the applicable prospectus supplement, we can discharge and defease our obligations under the applicable indenture and debt securities as set forth below and as provided in the senior and subordinated debt indentures. For purposes of the indentures, obligations with respect to debt securities are discharged and defeased when, through the fulfillment of the conditions summarized below, we are released and discharged from performing any further obligations under the relevant indenture with respect to the debt securities. Covenant defeasance occurs when we are released from performing any further obligations under specific covenants in the relevant indenture relating to the debt securities.
      If provided for in the prospectus supplement, we may elect to defease and be discharged from any and all future obligations with respect to debt securities of a particular series or debt securities within a particular series (1) if the debt securities remain outstanding and have not been delivered to the trustee for cancellation and (2) have either become due and payable or are by their terms due and payable, or scheduled for redemption, within one year. We may make such discharge and defeasance election by irrevocably depositing cash or United States government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due.
      If provided for in the prospectus supplement, we may elect to defease and be discharged from our specific obligations with respect to the covenants, including under “Consolidation, Merger and Sale of Assets.” We may make this covenant discharge and defeasance election by irrevocably depositing cash or United States government obligations with the trustee in an amount certified to be sufficient to pay in full the principal, any premium and interest on the relevant debt securities when due.
      As a condition to any discharge and defeasance or covenant discharge and defeasance, we must provide the trustee an opinion of counsel to the effect that the holders of the affected debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the discharge and defeasance and will be taxed by the United States federal government on the same amounts, in the same manner, and at the same times as if such discharge and defeasance had not occurred. This opinion of counsel, in the case of discharge and defeasance of any and all obligations with respect to any debt securities, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the relevant indenture.
      We may exercise our discharge and defeasance option notwithstanding any prior covenant discharge and defeasance upon the affected debt securities. If we exercise our discharge and defeasance option, payment of the affected debt securities may not be accelerated because of an event of default. If we exercise our covenant discharge and defeasance option, payment of the affected debt securities may not be accelerated by reason of a default or an event of default with respect to the covenants which have been discharged and defeased. If, however, acceleration of the indebtedness under the debt securities occurs by reason of another event of default, the value of the money and government obligations in the defeasance trust on the date of acceleration could be less than the principal and interest then due on the affected securities because the required defeasance deposit is based upon scheduled cash flow rather than market value which will vary depending upon interest rates and other factors.
Modification of the Indentures
      Each of the senior and subordinated debt indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence a successor person’s assumption of our obligations under the indentures and the debt securities;

•	add covenants that protect holders of debt securities;

•	cure any ambiguity or inconsistency in the indenture, provided that such correction does not adversely affect the holders of the affected debt securities;

•	establish forms or terms for debt securities of any series; and

•	evidence a successor trustee’s acceptance of appointment.
      The senior and subordinated debt indentures also permit us and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of outstanding affected debt securities of all series issued under the relevant indenture, voting as one class, to change, in any manner, the relevant indenture and the rights of the holders of debt securities issued under that indenture. However, the consent of each holder of an affected debt security is required for changes that:

•	extend the stated maturity of, or reduce the principal of any debt security;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable upon redemption;

•	change the currency in which the principal, any premium or interest is payable;

•	reduce the amount of any original issue discount debt security that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of the outstanding debt securities of any series required to approve changes to the indenture.
      The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.
Subordination Under the Subordinated Debt Indenture
      The subordinated debt indenture provides that payment of the principal, any premium and interest on debt securities issued under the subordinated debt indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in that indenture, to all our senior indebtedness. The subordinated debt indenture defines senior indebtedness as the principal, any premium and interest on all our indebtedness, whether incurred prior to or after the date of the indenture:

•	for money borrowed by us;

•	for obligations of others that we directly or indirectly either assume or guarantee;

•	in respect of letters of credit and acceptances issued or made by banks in favor of us; or

•	issued or assumed as all or part of the consideration for the acquisition of property, however acquired, or indebtedness secured by property included in our property, plant and equipment accounts at the time of acquisition, if we are directly liable for the payment of such debt.
      Senior indebtedness also includes all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to the indebtedness listed above.
      Senior indebtedness does not include:

•	any of our indebtedness which, by its terms or the terms of the instrument creating or evidencing it, has a subordinate or equivalent right to payment with the subordinated debt securities; or

•	any of our indebtedness to one of our subsidiaries.
      The subordinated debt indenture does not limit the amount of senior indebtedness that we can incur.

      The holders of all senior indebtedness will be entitled to receive payment of the full amount due on that indebtedness before the holders of any subordinated debt securities or coupons relating to those subordinated debt securities receive any payment on account of such subordinated debt securities or coupons, in the event:

•	of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings in respect of us or our property; or

•	that debt securities of any series are declared due and payable before their expressed maturity because of an event of default other than an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding in respect of us or our property.
      We may not make any payment of the principal or interest on the subordinated debt securities or coupons during a continued default in payment of any senior indebtedness or if any event of default exists under the terms of any senior indebtedness.
Conversion Rights
      If applicable, the terms of debt securities of any series that are convertible into or exchangeable for our common stock or our other securities will be described in an applicable prospectus supplement. These terms will describe whether conversion or exchange is mandatory, at the option of the holder, or at our option. These terms may include provisions pursuant to which the number of shares of our common stock or our other securities to be received by the holders of debt securities would be subject to adjustment. Any such conversion or exchange will comply with applicable Delaware law, our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.
Governing Law
      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.
Regarding the Trustee
      The Bank of New York acts as trustee under each of the senior debt indenture and the subordinated debt indenture.

DESCRIPTION OF WARRANTS
      We may issue warrants, including warrants to purchase debt securities, as well as warrants to purchase other types of securities, including common stock and preferred stock. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.
Debt Warrants
      The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•	the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of any material United States federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.
      Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

Other Warrants
      The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include preferred stock or common stock) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued, and the number of the warrants issued with each share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.
Exercise of Warrants
      Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or the number of preferred stock or common stock at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
      We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The price per share of our common stock, preferred stock or depositary shares and number of shares of our common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be entered into separately or as a part of a stock purchase unit that consists of (a) a stock purchase contract; (b) warrants; and/or (c) debt securities or debt obligations of third parties (including United States treasury securities, other stock purchase contracts or common stock), that would secure the holders’ obligations to purchase or to sell, as the case may be, common stock, preferred stock or depositary shares under the stock purchase contract. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or require the holders of the stock purchase units to may periodic payments to us. These payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.
      The applicable prospectus supplement will describe the terms of any stock purchase contract or stock purchase unit and will contain a discussion of the material United States federal income tax considerations applicable to the stock purchase contracts and stock purchase units. The description in the applicable prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units.

PLAN OF DISTRIBUTION
      We may sell the securities covered by this prospectus in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale to the purchasers;

•	directly to purchasers;

•	through agents or dealers to the purchasers; or

•	through a combination of any of these methods of sale.
      A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.
      If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to prevailing market prices.
      In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.
      We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

      We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
      Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us of those securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.
      The securities may also be offered and sold, if so indicated in a prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. A prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
      If indicated in the applicable prospectus supplement, we may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplemental will set forth any commissions we pay for solicitations of these delayed delivery contracts.
      If underwriters are used in the sale of any securities, the securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
      Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.
      Each series of securities will be a new issue of securities and will have no established trading market other than our common stock which is listed on the NYSE. Any common stock sold will be listed on the NYSE, upon official notice of issuance. The securities, other than the common stock, may or may not be listed on a national securities exchange.
      Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
      The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity or activity of any trading in the offered securities.
      In compliance with the guidelines of the National Association of Securities Dealers, Inc. (the “NASD”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.
      If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by NASD members participating in the offering or affiliates or associated persons of such NASD members, the offering will be conducted in accordance with NASD Conduct Rule 2710(h).

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.amerigroupcorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
      This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.
      We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supercede that information. This prospectus, incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.
      The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2005;

•	our Current Reports on Form 8-K, filed on January 6, 2005, January 27, 2005, February 8, 2005, February 15, 2005, February 23, 2005, March 4, 2005, March 30, 2005, May 5, 2005, May 6, 2005, May 9, 2005, May 11, 2005, May 13, 2005, and May 17, 2005; and

•	our Form 8-A filed on July 24, 2000 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such information.
      All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus and prior to the termination of the offering of the securities shall also be deemed to be incorporated in this prospectus by reference.
      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:
AMERIGROUP Corporation
4425 Corporation Lane
Virginia Beach, Virginia 23462
Attention: Investor Relations
Telephone: (757) 490-6900
      Exhibits to the filings will not be sent, unless those exhibits have been specifically incorporated by reference in this prospectus.

LEGAL MATTERS
      Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel which we will name in the applicable prospectus supplement.
EXPERTS
      The consolidated financial statements and schedule of AMERIGROUP Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are set forth in the following table. Each amount, except for the Securities and Exchange Registration Fee, is estimated.

Securities and Exchange Commission Registration Fee	$47,080
*Trustees’ Fees and Expenses	5,000
*Accountants’ Fees and Expenses	75,000
*Legal Fees and Expenses	400,000
*Printing and Engraving Fees	100,000
*Rating Agency Fees	150,000
*Blue Sky Fees	3,000
*Miscellaneous Expenses	75,000

*Total Expenses	$855,080

*	Estimated

Item 15.	Indemnification of Directors and Officers.
      Section 102 of the Delaware General Corporation Law (“DGCL”) as amended allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
      Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of AMERIGROUP) by reason of the fact that the person is or was a director, officer, agent or employee of AMERIGROUP or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner which the person reasonably believed to be in the best interest, or not opposed to the best interest, of AMERIGROUP, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The power to indemnify applies to actions brought by or in the right of AMERIGROUP as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to AMERIGROUP, unless the court believes that in light of all the circumstances indemnification should apply.
      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

      As permitted by Delaware law, Article Sixth of our Amended and Restated Certificate of Incorporation, a copy of which is filed as Exhibit 3.1 to the Registration Statement on Form S-3, as amended (File No. 333-108831), which is incorporated herein by reference, includes a provision that eliminates, to the maximum extent permitted by Delaware law, the personal liability of our directors for monetary damages for breach of fiduciary duty as a director. This provision in the Amended and Restated Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
      As permitted by Delaware law, Article Seventh of our Amended and Restated Certificate of Incorporation provides that (1) we are required to indemnify our directors and officers to the fullest extent authorized or permitted by law, subject to certain very limited exceptions; (2) we are permitted, to the extent authorized by our board of directors, to provide rights to indemnification to its employees and agents similar to those conferred to its directors and officers; (3) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (4) the rights conferred in the Amended and Restated Certificate of Incorporation are not exclusive.
      As permitted by Delaware law, our Amended and Restated By-Laws, a copy of which is filed as Exhibit 3.2 to the Registration Statement on Form S-3, as amended (File No. 333-108831), which is incorporated herein by reference, provides that (1) we are required to indemnify our directors and officers to the fullest extent authorized by the DGCL, subject to certain very limited exceptions; (2) we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and (3) the rights to indemnification conferred in the Amended and Restated By-Laws are not exclusive.
      As permitted by Delaware law, we have entered into indemnification agreements with all of our directors and executive officers, in addition to the indemnification provided for in our Restated Certificate of Incorporation and Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.
      The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits:
      A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.
      (b) Financial Statement Schedules:
      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of AMERIGROUP Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by a registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, AMERIGROUP Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia, on this 18th day of May, 2005.

AMERIGROUP CORPORATION

By:	/s/ Jeffrey L. McWaters

Name: Jeffrey L. McWaters
Title: Chairman and Chief Executive Officer
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ JEFFREY L. MCWATERS Jeffrey L. McWaters		Chairman and Chief Executive Officer	May 18, 2005

* E. Paul Dunn, Jr.		Chief Financial Officer and Executive Vice President	May 18, 2005

* Kathleen K. Toth		Chief Accounting Officer and Executive Vice President	May 18, 2005

* Thomas E. Capps		Director	May 18, 2005

* Jeffrey B. Child		Director	May 18, 2005

* William J. McBride		Director	May 18, 2005

* Uwe E. Reinhardt, Ph.D.		Director	May 18, 2005

* Richard D. Shirk		Director	May 18, 2005

*By:	/s/ JEFFREY L. MCWATERS Jeffrey L. McWaters Attorney-in-fact

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibits

1	.1*	Form of Underwriting Agreement relating to debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts and stock purchase units.
3.1		Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to exhibit 3.1 to our Registration Statement on Form S-3 (No. 333-108831)).
3.2		Amended and Restated By-Laws of the Company (incorporated by reference to exhibit 3.2 to our Registration Statement on Form S-3 (No. 333-108831)).
4.1		Form of share certificate for common stock (incorporated by reference to exhibit 4.1 to our Registration Statement on Form S-1 (No. 333-347410)).
4.2		AMERIGROUP Corporation Second Restated Investor Rights Agreement, dated July 28, 1998 (incorporated by reference to exhibit 4.2 to our Registration Statement on Form S-1 (No. 333-347410)).
4.3		Form of Senior Debt Indenture, to be entered into between the Company and The Bank of New York, as trustee.
4.4		Form of Subordinated Debt Indenture, to be entered into between the Company and The Bank of New York, as trustee.
4.5		Forms of Senior and Subordinated Debt Securities (included in Exhibits 4.3 and 4.4, respectively).
4	.6*	Form of Certificate of Designation relating to preferred stock.
4.7		Specimen Common Stock Certificate (incorporated by reference to exhibit 4.1 to our Registration Statement on Form S-1 (No. 333-347410)).
4	.8**	Form of Deposit Agreement, including the form of depositary receipt.
4	.9(a)**	Form of Warrant Agreement for warrants sold alone, including the form of Warrant Certificate.
4	.9(b)**	Form of Warrant Agreement for warrants attached to securities, including the form of Warrant Certificate.
4	.10**	Form of Purchase Contract Agreement.
4.11		Form of Share Purchase Units (included in Exhibit 4.10).
5.1		Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
12.1		Statement re: Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.
23.1		Consent of KPMG LLP.
23.2		Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).
24	.1**	Powers of Attorney of officers and directors (included on the signature pages of the Registration Statement).
25.1		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, the trustee under the Senior Debt Indenture.
25.2		Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, the trustee under the Subordinated Debt Indenture.

*	To be filed, if necessary subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.

**	Previously filed.

Note:	We will file as an exhibit to a Current Report on Form 8-K any required opinion of counsel as to certain tax matters relating to securities being offered hereby.